SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD AND 73A.

FOR PERIOD ENDING 03/31/2004
FILE NUMBER 811-3826
SERIES NO.: 11

72DD.    1.   Total income dividends for which record date passed during the peroid.
              Class A Shares                   $   114
         2.   Dividends for a second class open-end company shares
              Class B Shares                   $     4
              Class C Shares                   $    17
              Investor Class                   $   454

73A.     Payments per share outstanding during the entire current period:
         1.   Dividends from net investment income
              Class A Shares                   $000.1520
         2.   Dividends for a second class of open-end company shares
              Class B Shares                   $000.1245
              Class C Shares                   $000.1135
              Investor Class                   $000.1555